Exhibit 99.1

Greer Bancshares Incorporated

CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS

December 31, 2008

POST OFFICE BOX 1029
GREER, SC 29652

GREER BANCSHARES INCORPORATED
Post Office Box 1029
Greer, South Carolina 29652-1029

Greer Bancshares Incorporated

Message to Shareholders

Greer Bancshares Incorporated

February 19, 2009

Dear Shareholders and Friends:

Greer Bancshares Incorporated closed the year with net income of $677,000 or $0.27 cents per diluted share for the fourth quarter ended December 31, 2008, but with a loss for the year of $5,440,000 or $(2.19) per diluted share. This 2008 loss was largely a result of our third quarter write down of Fannie Mae Preferred stock and loan loss provisions in the fourth quarter that were greater than originally projected. As you may recall, the cause, nature and magnitude of the Fannie Mae preferred stock write down were communicated to you in our most recent shareholder letter to you dated October 27, 2009. In the fourth quarter, we received the tax benefit of approximately $2.5 million associated with this write down.

As referenced above, the provision for loan losses increased in the fourth quarter by $2,760,923, bringing our total reserve up to $5,127,304, or 1.65% of total loans for the year ended December 31, 2008, compared to $2,232,703 or 0.85% of loans for the year ended December, 31, 2007. This increase is in response to a dynamic loan loss reserve modeling system utilized by the Bank which takes into consideration not only indications of potential Greer State Bank portfolio weakness, but also changes in national and local economic indicators such as national GDP and local unemployment. All such factors considered together supported the necessary increases to our reserve for loan losses in 2008. As with many banks in the State and in the Southeast, our Bank’s primary area of concern relates to acquisition and development, and construction-related loan exposure, which has been negatively impacted due to a slowing velocity of residential lot and home sales in comparison to prior years. While the Upstate region of SC has generally fared better than some other local economies, there is no denying the impact of the national and global economic difficulties within our market. Greer State Bank is not engaged in the business of originating or servicing sub-prime mortgage loans.

From a positive perspective, you should be made aware of the fact that the Bank’s application for funding under the U.S. Department of Treasury’s Capital Purchase Plan was approved and funded in the amount of $9,993,000 on January 30, 2008. While this increase in capital will provide for continued sound lending activity on the part of the Bank, it has also increased our risk based capital ratio to 11.66% as of January 30, 2009, which is in excess of the 10% level required to be considered “well-capitalized.” We are pleased to have our application favorably viewed by the U.S. Treasury with respect to this program, as evidenced by a U.S. Treasury press release dated February 3, 2008 entitled “Treasury Provides Funding to Bolster 42 Healthy, Local Banks Nationwide.” It is our hope that the tone of such announcements may serve to offset some of the more negative stigma associated with other media coverage of the Treasury’s Capital Purchase Plan.

Throughout 2009, we anticipate short term interest rates will remain historically low and net interest margins within the banking industry will continue to be compressed. Core deposit acquisition activities will continue to be an area of key emphasis for Greer State Bank, as we look to manage funding costs. We will continue to diligently work through existing problem loan situations in an effort to maximize value and minimize losses, and will be no less vigilant in early identification and action related to weakening credit quality in potential problem loans.

Knowing that we will be operating within a challenging interest rate and credit environment, the Company has taken steps to reduce its controllable expense budget by over $1 million for 2009. We felt that this action was necessary as we look to protect and refine components of our franchise in what is one of the most challenging recessionary environments of our time. For the first time in our history, this cost reduction effort involved the elimination of certain positions within the Company. Such action is never taken lightly, but our intent was to trim where necessary, one time, in a way that would not negatively impact service at the customer level.

As you are aware, the Company did not declare a dividend payable to common shareholders in the fourth quarter of 2008. This again was a decision made with considerable deliberation on the part of the Company’s Board of Directors. In the interest of preserving long term franchise value, we will continue to evaluate the payment of shareholders dividends as we move through 2009 and into 2010. While shareholder distributions have been substantial in recent years, we must now ask for your support of our efforts to do what is necessary to plan for the future, and work through the challenges of the present.

For the 12 month period ended December 31, 2008:

•	total assets reached $437.1 million, up 12.2%, or $47.4 million in comparison to December 31, 2007;

•	total outstanding loans grew to $311.4 million, up 18.4%; and

•	total deposits have increased by $37.5 million or 15.3% over the past 12 months.

We ask for, and thank you for your support of our Company during this time. We look forward to delivering much more positive performance updates to you as our loyal shareholders. We find no comfort in the fact that Greer Bancshares is not alone in this weakened economic environment. We know that we must work harder than ever to maintain our solid market share position while battling the effects of our national and global economic conditions. We are optimistic that the hard work, had decisions and united efforts of our team will bear fruit as we move into a more favorable economic climate.

As always, we welcome your comments for improving your Company and our communications with you.

/s/ Walter M. Burch	/s/ Kenneth M. Harper
Walter M. Burch	Kenneth M. Harper
Chairman of the Board	President & Chief Executive Officer

BALANCE SHEETS

As of December 31, 2008

Unaudited

	In 000’s
	12/31/08	12/31/07
ASSETS

Cash and due from banks	$5,808	$7,049
Federal funds sold	121	—
Interest-bearing deposits	371	426
Investments securities:
Held to maturity	15,977	19,586
Available for sale	78,874	79,565
Loans, less allowance for loan losses	306,287	260,778
Premises and equipment, net	6,295	6,573
Accrued interest receivable	2,094	2,448
Restricted stock	5,690	4,943
Other assets	14,615	8,337

TOTAL ASSETS	$437,132	$389,705

LIABILITIES

Deposits
Non interest-bearing	$28,429	$30,396
Interest-bearing	253,696	214,197

Total Deposits	282,125	244,593

Short term debt	4,000	3,004
Long term debt	129,341	113,441
Other liabilities	3,840	4,231

TOTAL LIABILITIES	419,306	365,269

STOCKHOLDERS EQUITY:

Common stock	12,433	12,409
Additional pain in capital	3,415	3,260
Retained earnings	1,827	8,610
Accumulated other comprehensive income	151	157

Total Stockholders Equity	17,826	24,436

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$437,132	$389,705

STATEMENTS OF INCOME

As of December 31, 2008

Unaudited

	For the Quarter Ended		Year-to-Date
	In 000’s
	12/31/08	12/31/07	12/31/08	12/31/07
Interest income
Loan (including fees)	$4,580	$5,240	$18,490	$20,654
Investment securities:
Taxable	975	812	4,461	3,071
Exempt from federal taxes	226	244	921	979
Federal funds sold	2	8	38	92
Other	1	13	14	41

Total interest income	5,784	6,317	23,924	24,837

Interest expense
Int. on deposit accounts	1,868	2,051	7,721	8,179
Int. on other borrowings	1,279	1,270	5,069	4,562

Total interest expense	3,147	3,321	12,790	12,741

Net interest income	2,637	2,996	11,134	12,096

Provision for loan losses	2,761	132	4,230	1,811

Net interest income after provision for loan losses	(124)	2,864	6,904	10,285

Noninterest income
Customer service fees	213	228	862	905
Gain/(loss) on securities	—	—	200	—
Impairment loss on investment securities	(432)	—	(8,366)	—
Other operating income	403	421	1,982	1,594

Total noninterest income	184	649	(5,322)	2,499

Noninterest expense
Salaries, wages & benefits	1,705	1,481	6,093	5,733
Occupancy and equipment	228	238	922	935
Postage and supplies	73	85	309	315
Other operating expense	804	488	3,119	2,246

Total noninterest expense	2,810	2,292	10,443	9,229

Income (loss) before taxes	(2,750)	1,221	(8,861)	3,555
Provision (benefit) for income taxes	(3,427)	363	(3,421)	949

Net Income (loss)	$677	$858	$(5,440)	$2,606

Unrealized (gain)/loss on available-for-sale securities	594	387	(5,069)	291

Less reclassification adjustments for (gains)/losses included in net income	268	—	5,063	—

Comprehensive Income (loss)	$1,539	$1,245	$(5,446)	$2,897

Weighted average shares outstanding:	2,487	2,482	2,485	2,479

Earnings (loss) per common basic share	$0.27	$0.34	$(2.19)	$1.05

Earnings (loss) per common diluted share	$0.27	$0.34	$(2.19)	$1.04

*  *  *  *  *  *  *  *  *

Forward-looking and cautionary statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties including, without limitation.

•	significant increases in competitive pressure in the banking and financial services industries,

•	changes in the interest rate environment which could reduce anticipated or actual margins,

•	changes in political conditions or the legislative or regulatory environment;

•	the level of allowance for loan losses,

•	the rate of delinquencies and amounts of charge-offs,

•	the rates of loan growth,

•	adverse changes in asset quality and resulting credit risk-related losses and expenses,

•

general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality.

•	changes occurring in business conditions and inflation;

•	changes in technology,

•	changes in monetary and tax polices,

•	loss of consumer confidence and economic disruptions resulting from terrorist activities,

•	changes to the securities markets, and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December, 2008, and other reports from time to time filed with or furnished to the Securities and Exchange Commission Investors are cautioned not to place under reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release

Greer Bancshares Incorporated and Greer State Bank

Directors

Mark S. Ashmore	Steven M. Bateman

Ashmore Bros., Inc./Century Concrete	Steven M Bateman, CPA
President	Owner

Walter M. Burch	Raj K. S. Dhillon

Retired	Motel Owner and Land Developer
The Greer Citizen Former Co-Publisher/General Manager

Gary M. Griffin	Kenneth M. Harper

Mutual Home Stores	Greer State Bank President & CEO

R. Dennis Hennett	Harold K. James

Retired	James Agency, Inc.
Greer State Bank Former CEO	Real Estate and Insurance Vice President/Broker In Charge

Paul D. Lister	David M. Rogers

Lister & Jeeter, CPA, LLC	Joshua’s Way, Inc.
President	President

Theron C. Smith, III	C. Don Wall

Eye Associates of Carolina, P.A.	Professional Pharmacy of Greer
President	President

Greer State Bank Executive Officers

Kenneth M. Harper	J. Richard Medlock, Jr.
President & CEO	Executive Vice President/Chief Financial Officer

Victor K. Grout
Executive Vice President & Commercial Banking Manager

Greer Bancshares Incorporated

Kenneth M. Harper	J. Richard Medlock, Jr.

President & CEO	Secretary/Treasurer
Chief Financial Officer

GREER STATE BANK OFFICE LOCATIONS

MAIN OFFICE & GREER FINANCIAL SERVICES

1111 West Poinsett Street

Greer, South Carolina 29650

BRANCH OFFICES

601 North Main Street

Greer, South Carolina 29650

871 South Buncombe Road

Greer, South Carolina 29650

3317 Wade Hampton Boulevard

Taylors, SC 29687

COMMERCIAL & MORTGAGE LOAN PRODUCTION OFFICE

103 C-2 Regency Commons Drive

Greer, SC 29650

864/877-2000

“TELEBANKER” - 864/879-2265

www.greerstatebank.com

Member FDIC